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                                                                     EXHIBIT 2.2



                                                           STRICTLY CONFIDENTIAL


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                       AmeriServe Food Distribution, Inc.

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                            ASSET PURCHASE AGREEMENT

                                     between

                                PepsiCo, Inc. and

                          Nebco Evans Holding Company

                                   ----------

                                  May 23, 1997

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                            ASSET PURCHASE AGREEMENT

      This Asset Purchase Agreement (the "Agreement") is made and entered into as of the 23rd day of May, 1997, between PepsiCo, Inc., a North Carolina corporation (the "Seller"), and Nebco Evans Holding Company, a Delaware corporation (the "Buyer").

                             PRELIMINARY STATEMENTS

      A. The Seller, through its unincorporated division called PFS ("PFS"), owns and operates a distribution business which sells food, supplies, equipment, smallwares, uniforms, beverages, promotional items and point of purchase materials to (i) all of the Pizza Hut, Taco Bell and KFC restaurants currently owned by the Seller and its subsidiaries within the contiguous 48 States of the United States (the "Continental United States"), except for 53 KFC restaurants, and (ii) a portion of the Pizza Hut, Taco Bell and KFC restaurants which have been franchised to independent franchisees within the Continental United States, and (iii) a limited number of Pizza Hut, Taco Bell and KFC restaurants outside the Continental United States by exporting such food, supplies, equipment, smallwares, uniforms, beverages, promotional items and point of purchase materials from PFS distribution centers in the United States (as currently conducted, the "PFS Business").

      B. The Buyer desires to acquire, and the Seller desires to sell, the assets and properties of the Seller used or held for use in the PFS Business, and, subject to the terms and subject to the conditions set forth in this Agreement, the Buyer desires to assume certain liabilities and obligations of the PFS Business as hereinafter specified.

      NOW, THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

                                    ARTICLE 1

                         AGREEMENT TO PURCHASE AND SELL

      SECTION 1.01. Sale of Assets arid Assumption of Liabilities.

      (a) Subject to and upon the terms and conditions set forth in this
Agreement: (i) the Seller agrees to sell, transfer, assign, convey, set over and deliver to the Buyer, and the Buyer agrees to purchase, acquire and receive from
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the Seller, all of the PFS Assets (as defined below), and (ii) the Buyer agrees to assume all of the PFS Liabilities (as defined below), in each case at a closing (the "Closing") to be held at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, 10019, or at such other location as the parties hereto may agree, on the later of (i) the third business day after satisfaction or waiver of the conditions set forth in Article 9 (subject to Article 11) and (ii) June 25, 1997, or on such other date as shall be mutually agreed in writing by the parties hereto (the "Closing Date"). All transactions consummated at the Closing shall be deemed to have been made simultaneously and shall all be effective at and as of the close of business on the Closing Date.

      (b) On or prior to the Escrow Date (as defined in Article 10), Pepsi-Cola Canada, Ltd. ("PCL"), a Canadian corporation and wholly owned subsidiary of the Seller, the Seller and the Buyer shall enter into a Canadian Asset Purchase Agreement substantially similar to this Agreement but with such reasonable and customary provisions as may be necessary or desirable under Canadian law (the "Canadian Sale Agreement") pursuant to which PCL will agree to sell to the Buyer and the Buyer will agree to purchase from PCL the PFS Canadian Business comprised of the PFS Canadian Assets and the PFS Canadian Liabilities (as such terms will be defined in the Canadian Sale Agreement).

      SECTION 1.02. PFS Assets. The term "PFS Assets" shall mean all of the Seller's (and each of the Seller's subsidiaries' other than PCL) right, title and interest in and to all of the following assets, properties and rights:

      (a) Owned Real Property. The parcel of real property in Manassas, Virginia more specifically described in Exhibit A attached hereto, and operating as a distribution center, together with all easements, rights of way, privileges, licenses, appurtenances and other rights and benefits running with such parcel of real property (the "Owned Real Property");

      (b) Leased Real Property. All of the Seller's rights and leasehold interests in the real property leased or subleased to the Seller pursuant to the real estate lease agreements (or sublease agreements) described in Exhibit B attached hereto (collectively, the "Leased Real Property"; the Owned Real Property and the Leased Real Property are together referred to herein as the "Real Property"). The Leased Real Property includes all 21 leased distribution centers of the PFS Business within the Continental United States;

      (c) Owned Tangible Personal Property. All fixtures, machinery, leasehold improvements, equipment and all other tangible personal property (other than the Vehicles and the Inventory, as such terms are defined below) owned by the Seller and located at or forming part of the Real Property on the Closing Date, including, without limitation, all furniture, office equipment (including all computer


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hardware, copiers, fax machines and other business machines), refrigeration equipment, material handling equipment, supplies and miscellaneous items (collectively, the "Owned Tangible Personal Property"). Attached as Exhibit C is a list of the refrigeration equipment owned by the Seller on the date hereof which have been installed in the distribution centers of the PFS Business and a separate list of substantially all of the material handling equipment of the PFS Business owned by the Seller on the date hereof;

      (d) Leased Tangible Personal Property. All of the Seller's rights and interests in the equipment and other tangible personal property which are leased to the Seller as of the Closing Date and are used or held for use primarily in the PFS Business pursuant to equipment or vehicle lease agreements (collectively, the "Leased Tangible Personal Property"; the Owned Tangible Personal Property and the Leased Tangible Personal Property are together referred to herein as the "Tangible Personal Property"). Exhibit D attached hereto lists all material lease agreements existing on the date hereof relating to the Leased Tangible Personal Property;

      (e) Tractors, Trailers and Other Motor Vehicles. All of the route tractors, yard tractors, route trailers and yard trailers and other motor vehicles owned by the Seller as of the Closing Date and used or held for use primarily in the PFS Business (collectively, the "Vehicles"), together with any titles and licenses of the Seller relating to the Vehicles. Attached hereto as Exhibit E is a list of all such Vehicles existing as of the date hereof;

      (f) Intangible Property. All rights, title and interests of the Seller in and to the following intangible property (collectively, the "Intangible Property"):

            (i) The Sourcelink automated order entry computer software system owned by the Seller and more fully described in Exhibit F attached hereto;

            (ii) the exclusive rights of the Seller to market, sell and install in Taco Bell franchised restaurants the Home Office 360 computer software system licensed by the Seller from Peavine Creek Software, Inc. pursuant to the License and Marketing Agreement dated July 1, 1994 between Peavine Creek Software, Inc. and the Seller, which Home Office 360 computer software system is more fully described in Exhibit F attached hereto;

            (iii) all computer applications, programs and other software, data and databases (including all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements, enhancements, updates and accessions thereto), all technical


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      manuals and documentation made in connection with the foregoing, and all licenses and rights with respect to the foregoing or of like nature, including operating software, network software, firmware, middleware, design software, design tools, systems documentation and instructions, in each case to the extent owned by the Seller and used or held for use exclusively in the PFS Business as of the Closing Date including, without limitation, the Seller's rights in the Manugistics inbound transportation software, the ASI inventory forecasting software, SAILS replenishment program, and J.D. Edwards software package;

            (iv) all service and parts records, warranty records, maintenance and repair records and similar records of the Seller and all warranties issued to the Seller as of the Closing Date relating to the PFS Assets; and

            (v) all material licenses and permits (collectively, the "Permits") issued to the Seller as of the Closing Date by any governmental or quasi-governmental agency or authority or any private party relating to or affecting the ownership, use or enjoyment of the PFS Assets or required to carry on the PFS Business, to the extent the Permits are transferable.

      (g) Contracts. All of the rights, title and interest of the Seller in, to and under the agreements, arrangements, contracts and commitments of the PFS Business, including those agreements, arrangements, contracts and commitments which are listed in Exhibits B, D, G, L and R attached hereto and purchase orders for Goods in Transit (as defined herein) being transferred to the Buyer pursuant to this Agreement, subject to the assumption by the Buyer of the Seller's obligations thereunder as described in Section 1.03 below;

      (h) Inventory. All of the inventory of finished goods, work in progress, goods, commodities, supplies and raw materials owned by the Seller and located on, or in transit to or from, the Real Property or used or sold in the operation of the PFS Business and existing on the Closing Date (collectively, the "Inventory");

      (i) Goods in Transit. Anything falling under the description Owned Tangible Personal Property or Inventory above ordered by the Seller from third party vendors in the ordinary course of business for use in the PFS Business but not yet received by the Seller prior to the Closing Date (the "Goods in Transit");

      (j) Prepaid Expenses. All prepaid expenses of Seller relating to the PFS Business and included in the calculation of the Final Working Capital (defined in Section 1.06 below);


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      (k) Accounts Receivable. All of the accounts receivable of the Seller arising out of the operations of the PFS Business and included in the calculation of the Final Working Capital;

      (l) Cash and Cash Equivalents. All cash equivalents and all cash included in the calculation of the Final Working Capital or in bank accounts used exclusively for the operation of the PFS Business and existing on the Closing Date;

      (m) Records. All records of the PFS Business in the Seller's possession on the Closing Date, including sales and credit records, studies and reports, advertising and sales material, customer lists, vendor lists, costs and supply data, purchasing records, distribution and transportation records, inventory records, historical product velocity reports, historical Department of Transportation logs, financial records, copies of property and sales tax records, personnel and payroll records for PFS employees, computer data and records and other materials and information used in the PFS Business; provided, however, that if the records or other information described in this clause (m) is included within information relating to the businesses of the Seller and its subsidiaries other than the PFS Business, then only the data relating to PFS shall be provided by the Seller;

      (n) Claims. All claims, rights of action and similar rights of the Seller against third parties arising out of the Seller's ownership of the PFS Assets;

      (o) Intellectual Property. All rights, title and interests of Seller as of the Closing Date in and to the following intellectual property (collectively, the "Intellectual Property") to the extent used or held for use primarily in the PFS Business: any and all United States (i) patents (including design patents, industrial designs and utility models) and patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations in part and extensions), patent disclosures awaiting filing determination, inventions and improvements thereto; (ii) trademark, tradename, service mark and brand name rights of the Seller to the PFS name, the PFS Globe design and the Sourcelink name pursuant to the trademark registrations and applications listed in Exhibit F attached hereto in the respective countries listed therein; (iii) copyrights (including software) and registrations thereof; (iv) inventions, processes, designs, formulae, trade secrets, know-how, industrial models, confidential and technical information, manufacturing, engineering and technical drawings, product specifications and confidential business information; (v) mask work and other semiconductor chip rights and registrations thereof; and (vi) copies and tangible embodiments thereof (in whatever form or medium, including electronic media), including, but not limited to, rights to sue for and remedies against past, present and future infringements thereof; and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide and all tangible embodiments thereof; and


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      (p) The PFS Business as an ongoing concern and the goodwill thereof.

      SECTION 1.03. PFS Liabilities. The term "PFS Liabilities" shall mean:

      (a) All obligations and liabilities of the Seller under any and all of the leases, contracts, licenses and commitments of the PFS Business which are described in Section 1.02 as part of the PFS Assets;

      (b) Those liabilities and obligations in respect of the employees of the PFS Business on the Closing Date to be assumed in accordance with Article 6 below;

      (c) All liabilities of the PFS Business with respect to any litigation disclosed pursuant to Section 2.10 below; provided, however, that the total amount of liabilities assumed by the Buyer pursuant to this clause (c) shall not exceed $2,000,000;

      (d) All liabilities (including, without limitation, accounts payable) arising out of the operation of the PFS Business or the ownership of the PFS Assets existing on the Closing Date and included in the calculation of the Final Working Capital described in Section 1.06 hereof;

      (e) Up to $3,000,000 of sales, transfer and similar taxes on the transfer of the PFS Assets to the Buyer pursuant to this Agreement plus any additional such taxes occasioned by the failure of the Buyer to file appropriate and timely resale certificates or take similar action to avoid such taxes; and

      (f) No liability, obligation, claim or other matter shall in any event be a PFS Liability except as expressly set forth in this Section 1.03.

      SECTION 1.04. Purchase Price. The purchase price (the "Purchase Price") for the PFS Assets and the PFS Canadian Assets is US$830,000,000, as adjusted pursuant to Sections 1.06 and 1.07 below. The Purchase Price is in addition to the assumption of the PFS Liabilities and the PFS Canadian Liabilities by the Buyer, as described herein and in the Canadian Sale Agreement. The Purchase Price for the PFS Assets and the PFS Canadian Assets shall be paid at the Closing by wire transfer of immediately available funds to a bank account designated by the Seller prior to the Closing.

      SECTION 1.05. Allocation of Purchase Price. The Seller and the Buyer shall use their reasonable best efforts to agree, within sixty (60) days after the Closing Date, to an allocation of the Purchase Price (together with liabilities assumed hereunder and other relevant items) among the PFS Assets and the PFS


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Canadian Assets. Such allocation will comply with the requirements of Section
1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and will be determined through arm's length negotiations. The Seller and the Buyer each agrees that, to the extent permitted by applicable law, it will adopt and utilize the amounts so allocated to each asset or class of assets for purposes of all federal, state and other tax returns or reports of any nature filed by it and that, except as may be required by applicable law or regulation, it will not take any position inconsistent therewith upon examination of any such tax returns or reports, in any claim for refund, in any litigation or otherwise with respect to such tax returns or reports.

      SECTION 1.06. Closing Balance Sheet.

      (a) As promptly as practicable, but no later than 90 days after the Closing Date, the Buyer (through the management of the PFS Business) will cause to be prepared and delivered to the Seller a balance sheet (the "Closing Balance Sheet"), and a certificate based on such Closing Balance Sheet setting forth in detail the Buyer's calculation of the Closing Working Capital (as such term is hereinafter defined). The Closing Balance Sheet shall fairly present the consolidated financial position of the PFS Business and the PFS Canadian Business as of the close of business on the Closing Date on a basis consistent with those principles used in preparation of the Financial Statements referred to in Section 2.07 below but including only those assets that are PFS Assets, only those liabilities that are PFS Liabilities and reflecting all valuation and other reserves with respect to PFS Assets recorded in any of the books and records of the Seller or any division or affiliate of the Seller. For purposes of this Agreement, the "Closing Working Capital" shall mean an amount equal to
(A) the sum of all current assets of the PFS Business and the PFS Canadian Business, as defined by United States generally accepted accounting principles ("GAAP") and applied in a manner consistent with the Financial Statements referred to in Section 2.07 below, less (B) the sum of all current liabilities (but excluding all accounts payable cash management account liabilities determined in accordance with the historical accounting practices and statements of the PFS Business) of the PFS Business and the PFS Canadian Business, as defined by GAAP and applied in a manner consistent with the Financial Statements referred to in Section 2.07 below, but in each case excluding any items excluded from the calculation of the Statement of Net Assets To Be Sold (as hereinafter defined).

      (b) After delivery of its calculation of the Closing Working Capital, the Buyer shall make available to the Seller all books, records, work papers, personnel and other materials and sources used by the Buyer to prepare the calculation of the Closing Working Capital delivered pursuant to subsection 1.06(a). If the Seller disagrees with the Buyer's calculation of the Closing Working Capital delivered pursuant to subsection 1.06(a), the Seller may within 60 days after receipt of the


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Buyer's calculation of the Closing Working Capital, send a notice to the Buyer disagreeing with such calculation and setting forth the Seller's calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which the Seller disagrees.

      (c) If a notice of disagreement is given by the Seller pursuant to subsection 1.06(b), the Buyer and the Seller shall, during the 15 business days following receipt of such notice, use their best efforts to reach agreement on the disputed items or amounts in order to determine the Closing Working Capital. If, during such period, the Buyer and the Seller are unable to reach such agreement, they shall promptly thereafter cause a nationally recognized firm of independent accountants chosen and mutually accepted by the Buyer and the Seller (the "Accounting Referee") to review this Agreement and the disputed items or amounts for the purpose of calculating the Closing Working Capital. In making such calculation, the Accounting Referee shall consider only those items or amounts in the Buyer's calculation of the Closing Working Capital as to which the Seller has disagreed. The Accounting Referee shall deliver to the Buyer and the Seller, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon the Buyer and the Seller and shall constitute an arbitral award upon which a judgment may be entered in any court having jurisdiction thereof. The cost of such review and report by the Accounting Referee shall be borne (i) by the Buyer if (A) the difference between the Final Working Capital (as such term is hereinafter defined) and the Buyer's calculation of the Closing Working Capital delivered pursuant to subsection 1.06(a) is greater than (B) the difference between the Seller's calculation of the Closing Working Capital delivered pursuant to subsection 1.06(b) and the Final Working Capital, and (ii) by the Seller if the amount referred to in clause (A) above is less than the amount referred to in clause (B) above. For purposes of this Agreement, the "Final Working Capital" shall mean the Closing Working Capital, (x) as shown in the Buyer's calculation delivered pursuant to subsection 1.06(a) if no notice of disagreement with respect thereto is delivered by the Seller pursuant to subsection 1.06(b), or (y) if such a notice of disagreement is delivered by the Seller, as agreed by the parties pursuant to this subsection 1.06(c) or, in the absence of such agreement, as shown in the Accounting Referee's calculation delivered pursuant to this subsection 1.06(c).

      (d) The Buyer and the Seller agree that they will cooperate and assist in the preparation of the Closing Balance Sheet and the calculation of the Closing Working Capital and in the conduct of the audits and reviews referred to in this
Section 1.06, including, without limitation, making available to the extent necessary books, records, work papers and personnel.


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      SECTION 1.07. Adjustment of Purchase Price.

      (a) If the Final Working Capital is less than US$232,342,000 (the amount of Closing Working Capital estimated by the Seller immediately prior to the date hereof), the Seller shall pay to the Buyer, as an adjustment to the Purchase Price, in the manner provided in subsection 1.07(b), the amount of such difference. If the Final Working Capital is greater than US$232,342,000, the Buyer shall pay to the Seller, in the manner provided in subsection 1.07(b), the amount of such difference.

      (b) Any payment due pursuant to subsection 1.07(a) shall be made by wire transfer of immediately available funds within 10 days after the Final Working Capital has been determined pursuant to Section 1.06(c), to such bank account of the other party as may be designated by such other party. If the payment due pursuant to subsection 1.07(a) is not made within such 10 day period, interest shall be due on such late payment at a rate equal to the lesser of: (i) 18% per annum (calculated on the basis of the number of days elapsed and a 365 day year) or (ii) the maximum rate permitted to be charged under applicable state law.

                                    ARTICLE 2

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

      In order to induce the Buyer to enter into this Agreement, the Seller hereby represents and warrants as follows:

      SECTION 2.01. Organization and Standing of the Seller. The Seller (i) is a duly organized and validly existing corporation, in good standing under the laws of the State of North Carolina, (ii) has all requisite corporate power and authority to own, lease, use and operate the PFS Assets and to transact the PFS Business where and as now conducted, and (iii) is duly qualified and in good standing in each jurisdiction in which the conduct of the PFS Business, as now conducted, makes such qualification necessary.

      SECTION 2.02. Corporate Power and Authority. The Seller has full corporate power and authority to carry out its obligations hereunder. The execution and delivery of this Agreement and the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Seller. No other corporate acts or proceedings on the part of the Seller or its stockholders are necessary to authorize the exclusion and delivery of this Agreement or the consummation of the transactions contemplated hereby. When duly executed and delivered by the parties hereto, this Agreement will constitute a valid and legally


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binding obligation of, and will be enforceable against, the Seller in accordance with its terms.

      SECTION 2.03. Conflicts, Consents and Approvals.

      (a) Except as described in subsection 2.03(b) below, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Seller with any of the provisions hereof, will: (i) result in the creation of any lien, security interest, charge, or encumbrance upon any of the PFS Assets; (ii) violate any order, writ, injunction, decree, or any statute, rule or regulation applicable to the Seller or any of the PFS Assets; (iii) violate the certificate of incorporation or bylaws or other organizational documents of the Seller; or (iv) require the consent or approval of any third party, court, or governmental body or agency, instrumentality, or authority, other than as required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

      (b) Exhibits B, D, G and R attached hereto identify all of the leases and other agreements listed in such Exhibits which require the consents of certain of the other parties thereto to assign to the Buyer such leases and agreements. As described in Section 4.05 below certain of the Permits (including local, state and federal vehicle, dairy and food licenses) are not transferable.

       SECTION 2.04. Title to Properties; Absence of Liens and Encumbrances.

      (a) Exhibits A and B hereto list and describe all of the Real Property of the PFS Business. Exhibit C hereto lists and describes all of the refrigeration equipment installed in the distribution centers of the PFS Business and a separate list of substantially all of the material handling equipment of the PFS Business owned by the Seller on the date hereof. Exhibit D hereto lists all Leased Tangible Personal Property of the PFS Business. Exhibit E hereto lists all Vehicles of the PFS Business.

            (b)(i) Exhibit A sets forth a complete and accurate list and description of all Owned Real Property. Exhibit B also sets forth a complete and accurate list and description of all Leased Real Property, such description including, for each Leased Real Property, an identification of the lease or sublease agreement therefor, the names of the lessor and lessee (or sublessor and sublessee) thereunder, the title and date thereof, the address and approximate size of the premises leased thereunder, the rental and term thereunder, including any extension options, and the use of such premises.


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            (ii) Seller holds good and marketable fee or leasehold title (as the case may be) to the Owned Real Property and the Leased Real Property, free and clear of any liens, mortgages, easements, rights-of-way, licenses, use restrictions, claims, charges, options, title defects or encumbrances of any nature whatsoever, except for the Permitted Encumbrances (as defined below). The Permitted Encumbrances do not impair or adversely affect the value of any Real Property in any material respect, the current use, occupancy or operation thereof, or the business, operations or financial condition of the PFS Business. As used herein, the term "Permitted Encumbrances" means (A) liens for taxes not yet due and payable or which are being contested by Seller in good faith and by appropriate proceedings; (B) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like liens arising in the ordinary course of business which are less than $50,000 in amount and which are being contested in good faith and by appropriate proceedings; or (C) easements, rights-of-way, encroachments, restrictions, conditions and other similar encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, (1) are not substantial in character, amount or extent in relation to the applicable Real Property and (2) do not materially detract from the use, utility or value of the applicable Real Property or otherwise materially impair Seller's present business operations at such location.

            (iii) No condemnation or eminent domain proceeding against any material part of the Real Property is pending or (to Seller's knowledge) threatened, and no material damage or destruction has occurred with respect to any of the Real Property.

            (iv) Seller has granted no outstanding options and has entered into no outstanding contracts with others for the sale, mortgage, pledge, hypothecation, assignment, sublease, lease or other transfer of all or any part of the Real Property. No person or entity has any right or option to acquire, or right of first refusal with respect to, Seller's interest in the Real Property or any part thereof.

            (v) All of the leases or subleases of the Leased Property (the "Real Property Leases") are valid, binding and in full force and effect. No Real Property Lease is subject to any pledge, lien, sublease, assignment, license or other agreement pursuant to which the Seller granted to any third party any interest in such Real Property Lease or any right to the use or occupancy of any Leased Real Property. True and complete copies of the Real Property Leases have previously been delivered to Buyer, including, without limitation all amendments or modifications thereof and all side letters or other instruments affecting in any material way the obligations of


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      any party thereunder. The lessee under each Real Property Lease is now in possession of the applicable Leased Real Property. There is no pending or, to the knowledge of the Seller, threatened proceeding against the Seller which might interfere with the quiet enjoyment of each tenant. There are no outstanding defaults or circumstances which, upon the giving of notice or passage of time or both, would constitute a default or breach by the Seller under any Real Property Lease. As used herein, the term "lease" shall also include subleases, the term "lessor" shall also include any sublessor, and the term "lessee" shall also include any sublessee.

      (c) The Seller owns and has good and marketable title to (or, in the case of leased property, has a valid leasehold interest in) the PFS Assets (other than the Real Property, which is addressed in subparagraph 2.04(b) above), free and clear of any liens, claims, charges, pledges, mortgages, security interests or encumbrances (collectively "Encumbrances"), except for immaterial Encumbrances which do not materially adversely affect the full use or enjoyment of the PFS Assets and liens for taxes or assessments not yet due and payable.

      SECTION 2.05. Condition of PFS Assets. All of the PFS Assets (i) are in good operating condition, ordinary, wear and tear excepted and (ii) are fit for the purposes for which they are intended and for which they are presently being used in the operation of the PFS Business.

      SECTION 2.06. Agreements and Commitments. Exhibits B, D, G, L and R list all material contracts or agreements (including lease agreements and employment agreements) of the PFS Business to which the Seller or any Affiliate of the Seller is a party (collectively, the "Material Contracts"). Contracts and agreements involving a total commitment of more than $50,000 (other than purchase orders made in the ordinary course of business) shall be deemed to be material for purposes of this Section 2.06. Each Material Contract is a valid and binding agreement of the Seller and, to the Seller's knowledge, of the other parties thereto. The Seller is not in default in any material respect under the terms of such material contracts or agreements of the PFS Business and, to the knowledge of the Seller, there is no existing default by the other party to such material contracts or agreements.

      SECTION 2.07. Financial Statements. Attached hereto as Exhibit H are true and complete copies of:

            (i) The audited consolidated balance sheets of PFS Business and the PFS Canadian Business as at December 25, 1996 (the "Balance Sheet Date") and December 27, 1995;

            (ii) The audited consolidated income statements and statements of cash flows and divisional equity of the PFS Business and the PFS Canadian Business for each of the three years ended December 25, 1996, December 27, 1995 and December 28, 1994;

            (iii) The unaudited consolidated balance sheet of the PFS Business and the PFS Canadian Business as of March 19, 1997 (the "Quarterly Balance Sheet Date");

            (iv) The unaudited consolidated income statements and statements of cash flow and divisional equity of the PFS Business and the PFS Canadian Business for the 12 week periods ended March 19, 1997 and March 23, 1996; and

            (v) The unaudited statement of the net PFS Assets and PFS Liabilities (and the PFS Canadian Assets and PFS Canadian Liabilities) to be sold as at the Balance Sheet Date (such statement, the "Statement of Net Assets To Be Sold").

      The balance sheets, income statements and statements of cash flows and divisional equity referred to in paragraphs (i), (ii), (iii) and (iv) above have been prepared in accordance with GAAP applied on a consistent basis and present fairly the consolidated financial position of the PFS Business and the PFS Canadian Business as of the dates indicated and the consolidated results of operations and cash flows of the PFS Business and the PFS Canadian Business for the years and periods indicated.

      Except as reflected in the adjustments reflected in the statements referred to in paragraph (v) above, the balance sheet referred to in paragraph
(i) above does not include any material assets that do not constitute a part of the PFS Business and the PFS Canadian Business.

      Except as set forth in Exhibit H, and without prejudice to the classification of any claim, liability or obligation as a PFS Liability, to the Seller's knowledge, there is no outstanding claim, liability or obligation of any nature, whether absolute, accrued, known or unknown, contingent or otherwise, affecting the PFS Assets or the PFS Business, other than (i) liabilities and obligations that are fully reflected, accrued or reserved against on the Financial Statements, (ii) liabilities and obligations that are not required under GAAP to be reflected, accrued or reserved on the Financial Statements, or (iii) other liabilities and obligations incurred since the Quarterly Balance Sheet Date in the ordinary course of business consistent with the prior practices of the PFS Business and the PFS Canadian Business, none of which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the assets, liabilities, results of operations, business or financial condition of the PFS Business (a "Material Adverse Effect").

      SECTION 2.08. Insurance. The Seller carries insurance sufficient in type and amount to protect the PFS Assets and the PFS Business. The Seller has provided to the Buyer a description of the insurance policies carried by it for the PFS Business. The premiums for such insurance policies are fully paid and there are no loans outstanding against any of such policies. All such insurance will be maintained through the Closing Date but not thereafter.

      SECTION 2.09. Taxes. Except as set forth in Exhibit I attached hereto, (i) all tax returns and reports relating to the PFS Business which were required by law to be filed for all periods prior to or including the Closing Date have been timely filed or will be prepared and timely filed and are true and correct in all material respects, (ii) all Taxes (as defined below) upon the PFS Business, or upon any of its properties, assets or income, which are due and payable for Pre-Closing Tax Periods (as defined below) have been paid or adequately reserved, other than those presently payable without penalty or interest and other than in connection with any sales or use tax arising as a result of the transaction contemplated by this Agreement and (iii) the Seller has received no written notice from any governmental authority, and has no actual knowledge, that any deficiency or claim for additional taxes or any special tax or assessment is to be levied against any PFS Asset. For purposes of this Agreement, (i) "Tax" or "Taxes" shall mean any income, capital stock, sales, use, ad valorem, payroll, occupation, property, excise taxes or governmental charges (including interest and penalties), and (ii) "Pre-Closing Tax Periods" shall mean all Tax periods ending on or before the Closing Date, and, with respect to any Tax period that includes but does not end on the Closing Date, the portion of such period that ends on and includes the Closing Date.

      SECTION 2.10. No Litigation. Except as set forth in Exhibit J attached hereto, there is no claim, arbitration, litigation or other legal proceeding or governmental investigation pending or, to the knowledge of the Seller, threatened against or affecting the PFS Business or the PFS Assets. For purposes of this Agreement, the "knowledge of the Seller" shall mean the knowledge of the officers, directors and management of the Seller and its subsidiaries and divisions, including without limitation, the officers and management of the PFS Business. The Seller is not in default with respect to any judgment, order, injunction or decree of any court or other governmental authority affecting the PFS Business.

      SECTION 2.11. Compliance with Laws. The PFS Business is in compliance in all respects, other than noncompliance which is individually or in the aggregate immaterial with respect to the operations of the PFS Business, with all federal, state and local laws (statutory, judicial or otherwise), ordinances and regulations, including, but not limited to "Environmental Laws" (hereinafter defined).

      Except as to matters that would not reasonably be expected to have a Material Adverse Effect:

      (a) the Seller has obtained or caused to be obtained all environmental permits necessary for the operation of the PFS Business by the Seller to comply with all Environmental Laws; all such permits are in good standing; the Seller is in compliance with all terms and conditions of such permits, and the PFS Business is in compliance with all other applicable Environmental Laws;

      (b) during the two year period prior to the date hereof; no written notice, request for information, order, complaint or penalty has been received by Seller relating to, and Seller has not filed any notice pursuant to the requirements of, any Environmental Law relating to the PFS Business;

      (c) there are no judicial, administrative or other actions, suits or proceedings pending or, to the Seller's knowledge, threatened which allege a violation of any Environmental Law by Seller in connection with its operation of the PFS Business; and

      (d) there has been no written audit conducted by Seller of any properties currently used in connection with the PFS Business which has not been delivered to Buyer prior to the date hereof.

      For purposes of this section, the term "Environmental Law" shall mean all federal, state and local laws, ordinances and regulations of any governmental entity now in effect and all judicial or administrative rulings, consent decrees, orders, judgments or binding opinions, relating to the regulation and protection of the environment or natural resources, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Clean Air Act, the Federal Water Pollution Control Act, the Emergency Planning Community Right to Know Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Hazardous Materials Transportation Act and applicable state laws.

      SECTION 2.12. Permits. The Seller has all material Permits required for the conduct of the PFS Business or to utilize the PFS Assets, which Permits are listed in Exhibit K attached hereto. All such Permits are in full force and effect, valid and outstanding, and the Seller has duly complied with all of the terms and conditions under which each is held. Substantially all of the permits listed in Exhibit K are not transferable.

      SECTION 2.13. Employee Matters. The Seller has in relation to the employees of the PFS Business, including, without limitation, those on lay-off, short or long term disability, family leave or other leave of absence (the "PFS Employees"), complied in all material respects with all federal, state and local laws, ordinances and regulations. The Seller is not a party to any union contract or collective bargaining agreements with the PFS Employees. Exhibit L lists all employment agreements between the Seller and the PFS Employees. There are no labor strikes or work stoppages pending or, to the knowledge of the Seller, threatened against the PFS Business, nor have there been any such labor strikes or work stoppages at any time within two years prior to the date of this Agreement.

      SECTION 2.14. Conduct of Business. Except as expressly contemplated pursuant to the terms of this Agreement or disclosed in any Exhibit hereto, since the Balance Sheet Date the Seller has not:

      (a) sold, assigned, transferred or otherwise disposed of, mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance, any material PFS Asset, or any of the Seller's interest in any material PFS Asset, except inventory and other items of personal property disposed of in the ordinary course of the PFS Business;

      (b) suffered any material damage, destruction or loss to the PFS Assets, which damage or loss is not fully covered by insurance, or suffered any other significant change, event or condition which a reasonable person could expect to have a material adverse effect on the PFS Business (taken as a whole);

      (c) taken any action, or failed to take any action, or permitted any act or omission which would have a material adverse effect on the PFS Business (taken as a whole);

      (d) cancelled any material claim of or debt for borrowed money owed to the PFS Business outside the ordinary course of business;

      (e) subjected to or suffered the imposition of any lien on any material PFS Asset, except for Permitted Encumbrances;

      (f) made any material amendment or modification to or terminated any Material Contract except in the ordinary course of business;

      (g) except as disclosed to the Buyer prior to the date hereof, increased, or committed to increase, the compensation for services payable or to become payable to any officer, director or employee of the PFS Business, or any bonus payment or similar arrangement for services made to or with any of such officers, directors or employees, other than routine increases made in the ordinary course of business not exceeding ten percent (10%) per annum for any of them individually, in each case which will be an obligation or liability of the Buyer (other than those obligations or liabilities assumed by the Buyer pursuant hereto);

      (h) incurred, assumed, or taken any property subject to, any indebtedness that would be a PFS Liability (excluding trade payable and other liabilities incurred in the ordinary course of business and consistent with past practices);

      (i) except as disclosed to the Buyer prior to the date hereof, adopted any material plan or agreement or made any material amendment to any plan or agreement providing any new or additional "fringe benefits" for the employees of the PFS Business, in each case which will be an obligation or liability of the Buyer (other than those obligations or liabilities assumed by the Buyer pursuant hereto);

      (j) made any material alteration in the manner of keeping the books, accounts or records of the Seller as to the PFS Business, or in the accounting practices therein reflected; or

      (k) agreed, orally or in writing, or granted any other person or entity an option, to do any of the things specified in paragraphs (a) through (j) above.

      SECTION 2.15. Brokerage and Finder's Fees. Neither the Seller nor any of its officers or employees has incurred or will incur any brokerage, finder's or similar fee in connection with the transaction contemplated by this Agreement, except that Merrill Lynch & Company ("ML") has acted as financial advisor to the Seller. All fees of ML will be borne by the Seller.

      SECTION 2.16. Intellectual Property. The Seller owns the Intangible Property and the Intellectual Property including, but not limited to, the trademarks, tradenames, service marks and brand names set forth in Exhibit F attached hereto, and, except as disclosed in that Exhibit, has not granted any options, licenses or rights therein. Except as disclosed in Exhibit F, the Seller, as of the date hereof, possesses the right to use in perpetuity (without royalty or payment except as disclosed in Exhibit F) all of the property rights disclosed on Exhibit F. To the Seller's knowledge, it is not infringing on the intangible property rights of any person or entity in the operation of the PFS Business, and the Seller does not know of any third party who has asserted any claim concerning such an infringement.

      SECTION 2.17. All Distribution Businesses. Except through PFS and PCL, the Seller does not own and operate any distribution businesses which sell food (excluding snacks and beverages), supplies, equipment, smallwares, uniforms, promotional items or point of purchase materials to Pizza Hut, Taco Bell or KFC restaurants within the United States or Canada.

      SECTION 2.18. All Assets. The PFS Assets include all of the assets and properties of the Seller (i) used or held for use primarily in the PFS Business, except for (x) the administrative services currently provided by the Seller or its Subsidiaries to the PFS Business and (y) services and rights provided to the PFS Business as expressly contemplated by this Agreement or (ii) included in "Property and Equipment, Net" in the Statement of Net Assets to be Sold (subject to change in the ordinary course of business since the date of the Statement of Net Assets to be Sold). The PFS Assets include all of the assets and properties of the Seller required for the continued conduct by the Buyer of the PFS Business as now being conducted, except for (x) the administrative services currently provided by the Seller or its Subsidiaries to the PFS Business and (y) services and rights provided to the PFS Business as expressly contemplated by this Agreement.

                                    ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

      In order to induce the Seller to enter into this Agreement, the Buyer hereby represents and warrants as follows:

      SECTION 3.01. Organization and Standing. (a) The Buyer is a duly organized and validly existing corporation, in good standing under the laws of the State of Delaware.

      (b) Holberg Industries, Inc. (the "Guarantor") is a duly organized and validly existing corporation, in good standing under the laws of the State of Delaware.

      SECTION 3.02. Corporate Power and Authority. The Buyer and the Guarantor each have full corporate power and authority to carry out their respective obligations hereunder. The execution and delivery of this Agreement and the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Buyer and the execution and delivery of the Guaranty has been duly and validly authorized by the Board of Directors of the Guarantor. No other corporate acts or proceedings on the part of the Buyer are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby and no other corporate acts or proceedings on the part of the Guarantor are necessary to authorize the Guarantee. When duly executed and delivered by the parties hereto, this Agreement will constitute a valid and legally binding obligation of, and will be enforceable against, the Buyer in accordance with its terms. When duly executed and delivered by the Guarantor, the Guarantee will constitute a valid and legally binding obligation of, and will be enforceable against, the Guarantor in accordance with its terms.

      SECTION 3.03. Conflicts, Consents and Approvals. Neither the execution and delivery of this Agreement nor the creation and delivery of the Guarantee, nor the consummation of the transactions contemplated hereby, nor compliance by the Buyer with any provision hereof, nor compliance by the Guarantor with any provisions of the Guarantee will: (i) violate any order, writ, injunction, decree or any statute, rule or regulation applicable to the Buyer or the Guarantor; or (ii) require the consent or approval of any third party, court, or governmental body or agency, instrumentality, or authority, other than as required by the HSR Act.

      SECTION 3.04. Financial Information. True and complete copies of the most recent financial statements concerning the Guarantor have previously been delivered to the Seller. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis and present fairly the financial position of the Guarantor as of the dates indicated.

      SECTION 3.05. Brokerage and Finder's Fees. Neither the Buyer nor any of its officers or employees has incurred or will incur any brokerage, finder's or similar fee in connection with the transaction contemplated by this Agreement, except that Donaldson, Lufkin and Jenrette Securities Corporation ("DLJ") has acted as financial advisor to the Buyer. All fees of DLJ will be borne by the Buyer.

                                    ARTICLE 4

                         INTERIM COVENANTS OF THE SELLER

      The Seller agrees that subsequent to the date hereof and prior to the Closing Date:

      SECTION 4.01. Access. The Seller will afford to the officers, employees and authorized representatives of the Buyer full access during normal business hours to the PFS Assets (including all contracts, commitments, books and records of the PFS Business) and to the management, employees, accountants and other agents and representatives of the PFS Business to discuss matters relating to the PFS Business. Any information relating to the PFS Assets and the PFS Business provided to the Buyer or its authorized representatives pursuant to this Agreement shall be held by the Buyer and its representatives prior to the Closing in accordance with the Confidentiality Agreement, dated March 13, 1997, by and between Holberg Industries, Inc. and the Seller, except paragraphs 3 and 5 thereof.

No investigations made by the Buyer shall affect the representations, warranties and agreements made by the Seller pursuant to this Agreement, and each such representation, warranty and agreement shall survive any such investigation.

      SECTION 4.02. Management of the PFS Business. The Seller shall cause the PFS Business to be maintained in a manner consistent with the present operation of the PFS Business and the Seller shall not sell, transfer, convey or encumber the PFS Assets, or any part thereof or interest therein without the Buyer's prior written consent (which consent shall not be unreasonably withheld), other than sales in the ordinary course of business. The Seller shall use reasonable and good faith efforts to retain the services of the key employees of the PFS Business, to maintain all of the PFS Assets in their current condition (normal wear and tear excepted) and to preserve the present goodwill and advantageous relationships of the Seller with respect to the PFS Business. The Seller shall not, without the prior written consent of the Buyer:

      (a) take any action described in Section 2.14;

      (b) enter into any agreements or contracts that would require payments by the Seller or the Buyer of more than $1,000,000 over any period of twelve (12) months or more or impose material restrictions that would affect the continued operation of the PFS Business by the Buyer in whole or in part; or

      (c) take any action, or omit to take any actions, that would cause any of the representations and warranties set forth in Article 2 (Representations and Warranties of the Seller) to become untrue in any material respect as of or prior to the Closing Date.

      SECTION 4.03. Governmental Consents and Approvals. The Seller shall make all required filings and obtain all consents or other approvals required to be obtained by the Seller from any appropriate governmental agency or authority in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, any filing required to be made by the Seller under the HSR Act.

      SECTION 4.04. Third Party Consents.

      (a) To the extent that any of the agreements, leases, licenses or any other contract included in the PFS Assets and listed in the Exhibits hereto to be transferred to the Buyer under this Agreement are not transferable without the consent of a third party as described in the Exhibits hereto (the "Nontransferable Agreements"), the Seller and the Buyer agree to use their respective best efforts prior or subsequent to the Closing Date to identify and secure the required third party consent to the transfer of each Nontransferable Agreement to the Buyer, and shall afford the Buyer the opportunity in cooperation with the Seller to negotiate directly with each third party in the event that such consent shall initially be denied. For purposes of this Section 4.04, the term "best efforts" by the Seller or the Buyer, as the case may be, shall not require the Seller or the Buyer, as the case may be, to execute any guaranty, incur any other obligation, or pay any money to the third party under any Nontransferable Agreement or commence any legal, administrative or other proceeding. Notwithstanding the foregoing, (i) in no event shall Seller require that, in connection with the assignment or transfer to the Buyer of any Real Property Lease or other contract or agreement, the landlord or other party to such contract or agreement release Seller, in whole or in part, from any liability under such Real Property Lease or other contract or agreement following the Closing, and (ii) Seller shall, if required by a landlord or other third party as a condition to obtaining a required consent from such landlord or other third party, confirm in writing Seller's continuing liability under such Real Property Lease or other contract or agreement; provided, however, that the Buyer shall agree to fully indemnify the Seller for such continuing liability.

      (b) The Seller and the Buyer agree that, so long as the required consent for the transfer of a Nontransferable Agreement has not been obtained, the Seller and the Buyer shall enter into satisfactory arrangements on the Closing Date (i) to afford to the Buyer the material economic and practical benefits of each such Nontransferable Agreement and (ii) to eliminate any liability of the Seller with respect to the Nontransferable Agreement after the Closing.

      SECTION 4.05. Permits. Certain of the Permits of the PFS Business (including certain local, state and federal vehicle, dairy and food licenses) are not transferable and as a result the Buyer will need its own permits to distribute certain products. To the extent the Buyer does not already have such Permits, the Seller will assist the Buyer in its efforts to identify, apply and receive such Permits prior to the Closing Date.

      SECTION 4.06. Communications. The Seller will promptly advise the Buyer of all material communications which it receives from any governmental agencies or authorities or any person or entity alleging that the consent of such person or entity is required in connection with the transactions contemplated by this Agreement; and any claim, action, lawsuit or proceeding commenced or, to the Seller's knowledge, threatened, relating to the consummation of the transactions contemplated by this Agreement or any person or entity alleging that the consent of such person or entity is required in connection with the transactions contemplated by this Agreement; and any claim, action, lawsuit or proceeding commenced or, to the Seller's knowledge, threatened, relating to the consummation of the transactions contemplated by this Agreement.

      SECTION 4.07. Announcements. Neither party will, without the prior consent of the other party, make any announcement to the public concerning the transactions contemplated by this Agreement, except as may be required by law.

      SECTION 4.08. No Waiver. Nothing in this Article 4 shall in any way waive or modify the conditions to Closing provided for herein.

                                    ARTICLE 5

                         INTERIM COVENANTS OF THE BUYER

        The Buyer agrees that subsequent to the date hereof and prior to the Closing Date:

        SECTION 5.01. Government Consents and Approvals. The Buyer shall make all required filings and obtain all licenses, consents or other approvals required to be obtained by the Buyer from any appropriate governmental agency or authority or other person in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, any required filing to be obtained by the Buyer under the HSR Act.

      SECTION 5.02. Communications. The Buyer will promptly advise the Seller of all material communications which it receives from any governmental agencies or authorities or any person or entity alleging that the consent of such person or entity is required in connection with the transactions contemplated by this Agreement; and any claim, action, lawsuit or proceeding commenced or, to the Buyer's knowledge, threatened, relating to the consummation of the transactions contemplated by this Agreement.

      SECTION 5.03. Announcements. The Buyer will not, without the prior consent of the Seller, make any announcement to the public concerning the transactions contemplated by this Agreement, except as may be required by law.

                                    ARTICLE 6

                                EMPLOYEE MATTERS

      SECTION 6.01. Employment and Compensation of PFS Employees. (a) The Buyer agrees that immediately after the Closing Date, the Buyer shall employ all of the employees of the PFS Business on the Closing Date who are listed in Exhibit M hereto, except as otherwise agreed by the Buyer and the Seller in writing; including without limitation, those employees on lay-off, short-term disability, family leave or any other leave of absence as of the Closing Date (collectively "Transferred Employees"). Employees on long-term disability as of the closing date are not to be considered Transferred Employees unless, later, on recovery the Buyer accepts them into employment.

      (b) Buyer agrees to provide Transferred Employees with cash bonuses equal to the full 1997 cash bonuses due under the Seller's Middle Management
Incentive Program and Executive Incentive Program, such bonuses to be paid during the first quarter of 1998 in accordance with the terms and conditions set forth in Exhibit M-1, including without limitation the condition that no Transferred Employee shall be entitled to any such bonus if the employment of such Transferred Employee is terminated for cause or voluntarily by such Transferred Employee before January 1, 1998.

      (c) Employee Payroll Information. Seller shall transfer to Buyer any records relating to withholding and payment of income and unemployment taxes (federal, state and local) and FICA and FUTA taxes and any and all state unemployment payment reserves and/or charge history with respect to wages paid to Transferred Employees for the calendar year in which the Closing occurs (including, without limitation, Forms W-4 and Employees' Withholding Allowance Certificate). Buyer shall provide Transferred Employees with Forms W-2, Wage and Tax Statement, for the calendar year in which the Closing occurs setting forth the wages paid and taxes withheld with respect to the Transferred Employees for such calendar year by Seller and Buyer as predecessor and successor employers, respectively, as provided in Revenue Procedure 96-60.

      SECTION 6.02. Employee Matters.

      (a) Exhibit N attached hereto identifies certain Employee Benefit Plans, (as defined in Section 3(3) of the Employee Retirement Income Security Act, as amended ("ERISA")) and certain Employee Arrangements, including employment and consulting contracts, bonus and other incentive compensation, deferred compensation, disability, severance, vacation, stock awards, stock options, worker's compensation agreements, plans, programs, policies and arrangements with respect to the employment and termination of employment of the Transferred Employees maintained by the Seller as of the date hereof.

      (b) The Seller hereby represents to the Buyer as follows: (1) the Seller has provided or made available to the Buyer true, correct and complete copies of the following with respect to each such Employee Benefit Plans: (i) all plan documents, benefit schedules, and insurance contracts, as applicable; (ii) the most recent summary plan descriptions, if any; and (iii) the most recent annual financial reports, if any; (2) no liability currently exists, and under no circumstances could the Seller or any of its ERISA Affiliates incur a liability under plans sponsored by the Seller on or before the Closing Date, pursuant to the provisions of Title I, II or IV of ERISA or Section 412, 4971 or 4980B of the Code that could become a liability of Buyer after the consummation of the transactions contemplated by this Agreement; and (3) neither this Agreement nor the consummation of the transactions contemplated by this Agreement will entitle any employee, including but not limited to, Transferred Employees, to any severance benefits other than those described in Section 6.05(d) below nor will it (either alone or in conjunction with a termination of employment) accelerate compensation due any such Transferred Employee as of the Closing Date.

      (c) Effective as of the Closing Date, Transferred Employees shall cease participation in all Employee Benefit Plans and Employee Arrangements maintained by the Seller, except as otherwise provided herein. The Buyer agrees that for a period of twelve months commencing on the Closing Date, the Buyer shall maintain such Employee Benefit Plans and Employee Arrangements necessary to provide each Transferred Employee with (i) Welfare Plan benefits including post-retirement welfare benefits (as defined in Section 3(1) of ERISA) and compensation that are in the aggregate equal in value to the compensation and Welfare Plan benefits which such Transferred Employees received from Seller under the Employee Benefit Plans and Employee Arrangements identified in Exhibit N, but disregarding for this purpose any compensation paid in the form of stock, options to acquire stock or any other equity-based compensation, (ii) benefits under "Pension Plans" (as defined in Section 3(2) of ERISA) of Buyer and/or its affiliates on the same basis as other similarly situated employees of Buyer and its affiliates, and (iii) benefits as set forth below.

      SECTION 6.03. Pension Plans. (a) As of the Closing Date, (i) the Seller shall cease benefit accruals for all Transferred Employees who are then Participants in the PepsiCo Salaried Employees Retirement Plan and the PepsiCo Retirement Plan for Transportation Employees (the "Qualified Pension Plans") and the PepsiCo Pension Equalization Plan (the "Non-qualified Pension Plan"), and
(ii) Transferred Employees who have not yet satisfied participation requirements under such Plans shall thereafter not become eligible to participate thereunder. Notwithstanding the foregoing, all Transferred Employees who are participants in the Qualified Pension Plans and the Non-qualified Pension Plan as of the Closing Date shall continue to accrue Service (as such term is defined in the Qualified Pension Plans and the Non-qualified Pension Plan) for purposes of satisfying the vesting and early retirement requirements under such Plans during the time such Transferred Employees continue employment with the Buyer or, with Seller's prior approval, any successor or affiliate of the Buyer.

      (b) In connection with the Pension benefits provided under subsection (a) above, the Buyer shall pay to the Seller by wire transfer of immediately available funds to a bank account designated by the Seller prior to the Closing
(i)

US$4,000,000.00 within ninety (90) days after the Closing and (ii) US$4,000,000.00 within two hundred seventy (270) days after the Closing.

      SECTION 6.04. Savings Plans. As of the Closing Date, the Buyer shall have established one or more defined contribution plans that are qualified under
Section 401(a) of the Code and that allow for participant loans ("Defined Contribution Plans") and shall have established related trusts for such plans that are exempt under Section 501(a) of the Code. As soon as practicable after the Closing Date, the Buyer shall provide the Seller with an opinion of counsel acceptable to the Seller that the Buyer has established the Defined Contribution Plans and the Seller shall provide the Buyer with an opinion of counsel acceptable to the Buyer that the PepsiCo Long Term Savings Program (the "Savings Plan") is in form and operation qualified under Section 401(a) of the Code and that the related trust is exempt under Section 501(a) of the Code. After both such opinions have been delivered, the Seller shall cause the trustee of the PepsiCo Long Term Savings Program (the "Savings Plan") to transfer, in cash and to the extent a participant has any outstanding loans, all promissory notes issued in connection therewith, to the Defined Contribution Plans, the Savings Plan account balances and related assets, including promissory notes covering outstanding employee loan balances, allocated to Transferred Employees. Such account balances and assets shall be valued as of the business day immediately preceding the transfer date to the Defined Contribution Plans.

      As of the effective date of the transfer, but subject to audit, all obligations and liabilities with respect to the Savings Plan account balances, including outstanding loans, of Transferred Employees shall be assumed by the Buyer. Following such date, the Seller shall have no further liability with respect to the Savings Plan account balances of the Transferred Employees, and the Buyer shall indemnify and hold the Seller harmless from any claims and losses with respect thereto. Notwithstanding the foregoing, the Seller shall indemnity and hold the Buyer harmless from any liabilities, claims and losses arising as a result of a failure of the Savings Plan to be qualified under
Section 401(a) of the Code and/or a failure of the related trust to be exempt under Section 501(a) of the Code.

      SECTION 6.05. Welfare Plans and Vacation Pay.

      (a) Neither the Seller nor any of its subsidiaries and affiliates nor any of the Welfare Plans maintained by the Seller, shall have any obligation to provide coverage to any Transferred Employee under any Employee Benefit Plans or Employee Arrangements, including any health care, short-term disability, long-term disability, accident, educational assistance or life insurance or any other Welfare Plan after the Closing Date. The Seller shall be responsible for payment of all claims incurred by Transferred Employees and their eligible beneficiaries and dependents prior to the Closing Date under any Employee Benefit Plans or

Employee Arrangements maintained by the Seller. All claims incurred with respect to Transferred Employees and their eligible spouses and dependents after the Closing Date for any Employee Benefit Plans or Employee Arrangements maintained by the Buyer shall be the responsibility of the Buyer.

      (b) The Buyer agrees to provide continuation coverage to "qualified beneficiaries" (as such term is defined in Section 602 of ERISA and Section 4980B of the Code) of the PFS Business as of the Closing Date and to provide "continuation coverage" to Transferred Employees, their spouses and their dependents who become "qualified beneficiaries" subsequent to the Closing Date.

      (c) For the remainder of the calendar year including the Closing Date, the Buyer agrees to continue to maintain any and all health care plans maintained by the Seller as of the Closing Date.

      (d) As of the Closing Date, the Buyer agrees to waive all pre-existing condition exclusions under any health care plan it maintains with respect to Transferred Employees and for the remainder of the fiscal year which includes the Closing Date, Buyer agrees to take into account any deductibles and out-of pocket expenses incurred by Transferred Employees or their beneficiaries prior to the Closing in determining satisfaction of deductibles and out-of-pocket limits under health care plans maintained by the Buyer for the benefit of Transferred Employees.

      (e) Severance Plans. Transferred Employees shall not be entitled to any severance benefits from the Seller, its divisions or subsidiaries. Notwithstanding the provisions of the immediately preceding sentence, or the provisions of any severance plan of the Buyer, if the Buyer terminates any Transferred Employee within twelve months following the Closing Date, other than for good cause, the Buyer shall pay a severance benefit to such Transferred Employee in an amount computed as set forth on Exhibit 0 attached hereto based upon (i) the Transferred Employee's number of years of service with the Seller, and its subsidiaries, affiliates and predecessors through the date of his or her termination and (ii) the Transferred Employee's job classification with the PFS Business as of the Closing Date.

      (f) Vacation Policy. The Buyer agrees to continue for Transferred Employees the Seller's vacation pay policy for the remainder of the calendar year in which the Closing occurs.

      SECTION 6.06. Past Service Granted. The Buyer shall grant full past service credit (including credit for eligibility, benefit accrual and for vesting) to the Transferred Employees for service with the Seller and its affiliates and predecessors under any and all of the Buyer's Employee Benefit Plans, severance plans, service award plans, vacation pay plans and employee arrangements.

      SECTION 6.07. Rights. Except as provided in Section 6.05(c) and 6.02(c), no provision of this Article 6 shall be construed (a) to limit the right of the Buyer or any of its affiliates to amend any employee benefit plan or terminate any employee benefit plan, or (b) to create any right or entitlement whatsoever in any Transferred Employee or any beneficiary or dependent thereof, including without limitation a right to continued employment or to any benefit under a plan or any other compensation.

      SECTION 6.08. Employee Communications. The Seller and the Buyer shall use their reasonable best efforts to cooperate with one another in making any required communications with Transferred Employees regarding any Employee Benefit Plans or Employee Arrangements.

                                    ARTICLE 7

                                  TAX MATTERS

      SECTION 7.01. Overlap Taxes. Any real and personal property Taxes (and any other Taxes not measured or measurable, in whole or in part, by net or gross income or receipts), with respect to the PFS Assets that relate to a tax period beginning before the Closing Date and ending after the Closing Date (an "Overlap Period") shall be apportioned between the Seller and the Buyer on a per diem basis; provided, however, that this Article shall not apply to (i) any sales, transfer and similar taxes on the transfer of the PFS Assets to the Buyer pursuant to this Agreement or (ii) any taxes which have been accrued on the Closing Balance Sheet as a prepaid tax asset and reflected in the Closing Working Capital described in Section 1.06 hereof. Overlap Period returns shall be prepared and timely filed by the entity responsible for filing such returns under local law, regulation or custom, and the Seller or the Buyer, as the case may be, shall cause such entity to timely file such returns and timely pay any Tax due with respect to such returns when due or assessed. Such returns shall be prepared in a manner consistent with past practice of the Seller and in a manner that does not distort the taxable income or loss of tax liability of the Seller or the Buyer, except as required by law or regulation or otherwise agreed to by the Seller and the Buyer. To the extent an Overlap Period Tax is paid in full by the Seller after the Closing, the Buyer shall pay to the Seller, within fifteen days of receipt of written notice from the Seller (which notice shall set forth in reasonable detail the calculations regarding the Buyer's share of the Overlap Taxes), the amount of any such Taxes apportioned to the Buyer under the first sentence of this paragraph, except to the extent the Buyer has made such payment to the Seller pursuant to the purchase price adjustment in

Section 1.07. In the case where the Buyer is responsible for filing the applicable Overlap Tax Return or paying the applicable Overlap Period Tax, the Seller shall pay to the Buyer, within fifteen days of receipt of written notice from the Buyer (which notice shall set forth in reasonable detail the calculations regarding the Seller's share of the Overlap Taxes), the amount of any such Taxes apportioned to the Seller under the first sentence of this paragraph, in each case except to the extent the Seller has paid such Tax or accrued or otherwise reflected such Tax as a liability on the Closing Balance Sheet.

                                    ARTICLE 8

                             DISTRIBUTION AGREEMENT

      SECTION 8.01 Distribution Agreement with Company Owned Pizza Hut, Taco Bell and KFC Restaurants. The Buyer understands that the Seller, through its subsidiaries, Pizza Hut, Inc., Taco Bell Corp., Kentucky Fried Chicken Corporation and Kentucky Fried Chicken of California, Inc., and their respective subsidiaries (the "Restaurant Companies"), currently own approximately 9,000 Pizza Hut, Taco Bell and KFC restaurants (such restaurants, except for 53 KFC restaurants currently operated by a subsidiary of the Restaurant Companies called WMCR Corporation which are not customers of the PFS Business, are hereinafter referred to as the "Company Owned Restaurants") within the United States. At the Closing the Seller will assign its rights to the Buyer and the Buyer shall assume the Seller's obligations under the Sales and Distribution Agreement dated as of May 6, 1997 among the Seller and the Restaurant Companies (the "Exclusive Distribution Agreement") in the form attached hereto as Exhibit P pursuant to which the Buyer shall become the exclusive distributor after the Closing Date of certain food, restaurant supplies and smallwares for the Company Owned Restaurants which are owned by Restaurant Companies on the Closing Date. Attached hereto as Exhibit Q is a list of the Company Owned Restaurants on the date hereof. The Buyer understands that the number of such Company Owned Restaurants on the Closing Date, and covered by the Exclusive Distribution Agreement, may be less than the number of Company Owned Restaurants on the date hereof as a result of the ongoing refranchising process by the Restaurant Companies. As provided in the Exclusive Distribution Agreement, if the Restaurant Companies sell any Pizza Hut or Taco Bell Company Owned Restaurants after the Closing Date and during the term of the Exclusive Distribution Agreement, the new franchisees of such restaurants will be required as part of the refranchise terms to assume the Distribution Agreement with respect to such Pizza Hut or Taco Bell restaurants for the remaining term of the Distribution Agreement.

      SECTION 8.02. Franchised Pizza Hut, Taco Bell and KFC Restaurants. The Buyer understands that the Restaurant Companies have also entered into franchise agreements to franchise Pizza Hut, Taco Bell and KFC Restaurants (the "Franchised Restaurants") within the United States. The Buyer further understands that while PFS is currently the distributor of food, restaurant supplies and restaurant equipment for many of the Franchised Restaurants within the United States, PFS has not been appointed by any Franchised Restaurants as the exclusive distributor of any products purchased by Franchised Restaurants, except for the exclusive appointments by certain Taco Bell franchised restaurants which are described in Exhibit R attached hereto. As a result, except as described in Exhibit R, the Buyer will have no legal commitment from any Franchised Restaurants currently serviced by PFS that the Buyer will continue to be the distributor for such Franchised Restaurants after the Closing Date.

                                    ARTICLE 9

                              CONDITIONS PRECEDENT

        SECTION 9.01. Mutual Conditions Precedent. The obligations of the Seller and the Buyer to consummate the transactions contemplated herein shall be subject, in each instance, to the fulfillment or written waiver of each of the following conditions at or prior to the Closing:

      (a) Pre-merger Notification. The parties hereto shall have made all filings required by the HSR Act with respect to the transaction contemplated hereby, and all waiting periods under the HSR Act shall have expired or been terminated without the institution of a proceeding challenging the transactions contemplated hereby by the United States Federal Trade Commission or Department of Justice, and all comparable requirements under Canadian Law applicable to the transactions contemplated by the Canadian Asset Purchase Agreement shall also have been satisfied.

      (b) Exclusive Distribution Agreement. The Seller shall have duly assigned the Exclusive Distribution Agreement to the Buyer, and the amendment thereto attached hereto as Exhibit P-1 shall have been duly executed and delivered by the Buyer and the Restaurant Companies at the Closing.

      SECTION 9.02. Conditions Precedent to the Buyer's Obligations. The obligations of the Buyer hereunder to consummate the transactions contemplated herein shall be subject, in each instance, to the fulfillment, or written waiver by the Buyer, of each of the following conditions at or prior to the Closing:

      (a) Correctness of Warranties. All of the representations and warranties of the Seller contained in this Agreement shall be true, complete and correct in all material respects, except for such representations and warranties which are qualified as to materiality, which shall be true, complete and correct in all respects, at and as of the Closing Date as though such representations and warranties were then made in exactly the same language as contained herein, and the Seller shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

      (b) Legal Action. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the transactions contemplated hereby or materially adversely affecting the right of the Buyer to own the PFS Assets or to operate the PFS Business shall have been issued by any federal or state court or other governmental authority and remain in effect and no action, suit or proceeding shall have been brought by any governmental authority seeking any of the foregoing.

      (c) Adverse Change. There shall have been no material adverse change in the assets, liabilities, results of operations, business or financial condition of the PFS Business from the date hereof to the Closing Date.

      (d) Documents and Instruments to be Delivered at the Closing. The Seller shall deliver or cause to be executed and delivered to the Buyer at the Closing the following documents, each dated the Closing Date unless otherwise specified below:

            (i) A limited warranty deed in respect of each parcel of Owned Real Property, duly executed and acknowledged and in recordable form, conveying to the Buyer fee simple title to the Real Property;

            (ii) Such other deeds, assignments, bills of sale and other instruments of transfer duly executed by and on behalf of the Seller, reasonably satisfactory in form and substance to counsel to the Buyer, as are necessary or desirable to effect the conveyance, sale, assignment, transfer and delivery of all rights, interests and properties constituting the PFS Assets, including, without limitation, all contracts, leases, licenses and Intangible Property to be assigned to the Buyer as part of the PFS Assets;

            (iii) A certificate of the Seller's good standing as a domestic corporation in the State of North Carolina, certified by the Secretary of State of the State of North Carolina as of a date no more than 15 days prior to the Closing Date;

            (iv) A certificate duly executed by a Vice President of the Seller certifying: (i) that the representations and warranties made by the Seller in this Agreement are true and correct as of the Closing Date with the same effect as if made at and as of such date, and (ii) that the Seller is not in material breach of any covenants made pursuant to this Agreement;

            (v) Copies of the resolutions, certified by the Secretary or an Assistant Secretary of the Seller as being in full force and effect on the Closing Date, duly adopted by the Board of Directors of the Seller evidencing the approval and authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

            (vi) A certificate of the Secretary or an Assistant Secretary of the Seller as to the incumbency and specimen signatures of each officer of the Seller who executes this Agreement or any other documents or instrument contemplated hereby; and

            (vii) Such affidavits, certifications, evidence of corporate authority, indemnities and other instruments as Buyer's title insurance company shall require in order to issue any title insurance policy to be obtained by Buyer at Closing with respect to the Owned Real Property.

      (e) Services Agreement. Buyer and Seller shall have executed the services agreement pursuant to Section 11.03 hereof

      SECTION 9.03. Conditions Precedent to the Seller's Obligations. The obligations of the Seller hereunder to consummate the transactions contemplated herein shall be subject, in each instance, to the fulfillment, or written waiver by the Seller, of each of the following conditions at or prior to the Closing:

      (a) Correctness of Warranties. All of the representations and warranties of the Buyer contained in this Agreement shall be true, complete and correct in all material respects at and as of the Closing Date as though such representations and warranties were then made in exactly the same language as contained herein, and the Buyer shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

      (b) Legal Action. No temporary restraining order, preliminary injunction or permanent injunction or permanent injunction or other order preventing the consummation of the transactions contemplated hereby shall have been issued by any federal or state court or other governmental body and remain in effect and no action, suit or proceeding shall have been brought by any governmental authority seeking any of the foregoing.

      (c) Documents and Instruments to be Delivered at the Closing. The Buyer shall deliver or cause to be executed and delivered to the Seller at the Closing the following documents, each dated the Closing Date unless otherwise specified below:

            (i) One or more assumption agreements, in a form reasonably satisfactory in form and substance to counsel to the Seller, pursuant to which the Buyer assumes and agrees to perform or pay the PFS Liabilities;

            (ii) A certificate of the Buyer's good standing as a domestic corporation in the State of Delaware, certified by the Secretary of State of the State of Delaware as of a date no more than 15 days prior to the Closing Date;

            (iii) A certificate duly executed by a Vice President of the Buyer certifying: (i) that the representations and warranties made by the Buyer in this Agreement are true and correct as of the Closing Date with the same effect as if made at and as of such date and (ii) that the Buyer is not in material breach of any covenant made pursuant to this Agreement;

            (iv) Copies of the resolutions, certified by the Secretary or an Assistant Secretary of the Buyer as being in full force and effect on the Closing Date, duly adopted by the Board of Directors of the Buyer evidencing the approval and authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and

            (v) A certificate of the Secretary or an Assistant Secretary of the Buyer as to the incumbency and specimen signatures of each officer of the Buyer who executes this Agreement or any other document or instrument contemplated hereby.

                                   ARTICLE 10

                           ESCROW AND GUARANTEED NOTE

      The parties shall use their reasonable best efforts to satisfy all of the conditions set forth in Article 9 hereof on or before June 5, 1997 (the "Escrow Date").

      (a) If on the Escrow Date, all of the conditions to Closing set forth in
Article 9 hereof (except for Section 9.0l(a), which need not be satisfied as of such date) shall have been satisfied or waived, but even if the conditions set forth in Section 9.01(a) shall have been satisfied as of such date, the following shall occur:

            (i) Each of the Buyer and the Seller shall execute and deliver to Chase Manhattan Bank, N.A. (or such other escrow agent as is mutually acceptable to both Buyer and Seller) all of the documents to be delivered by such party at the Closing pursuant to Article 9, all in such form so that upon release from escrow in accordance with the terms hereof and of the escrow agreement the matters and transactions contemplated to be effected at the Closing will be effected or will be capable of being effected by the other party by use of such documents without any further act or instrument of such party. The escrow agreement shall provide for the release of such documents held in escrow to the Buyer and the Seller at the Closing. Following the Escrow Date, the Closing shall take place on the later of (x) June 25, 1997 and (y) the third business day after satisfaction of the condition set forth in Section 9.01(a). Following the Escrow Date, there shall be no conditions to Closing other than the condition set forth in Section 9.01(a), and all other conditions to Closing set forth in Article IX shall be irrevocably deemed to have been satisfied.

            (ii) The Buyer shall execute and deliver to Seller a promissory note in the form attached hereto as Exhibit S (the "Note") and Holberg Industries, Inc. shall execute an unconditional guarantee (the "Guarantee") in the form attached hereto as Exhibit T. The Note shall be in the principal amount equal to the Purchase Price. The Note shall become immediately due and payable by the Buyer on the Closing Date, simultaneously with the release of the documents from the escrow and the consummation of the Closing.

            (iii) At the Closing, the Buyer will pay the Note in full by wire transfer of immediately available funds, together with interest thereon from the Escrow Date to the Closing Date, against delivery of all the documents held in escrow, which payment shall satisfy in full its obligation to pay the Purchase Price. In addition, at the Closing, by wire transfer or immediately available funds, the Seller shall deliver to the Buyer an amount of cash equal to the Net Cash (as defined below). The term "Net Cash" means the net amount of cash generated by the PFS Business for the period from the Escrow Date through the Closing Date, as determined from the change in the intercompany accounts between the Escrow Date and the Closing Date between the PFS Business and the Seller, including cash payments made to or from the PFS Business and payments made by the Seller on behalf of the PFS Business and adjusted for the amount of the outstanding checks on the

      Escrow Date compared to the amount of the outstanding checks on the Closing Date. Such Net Cash shall be computed and determined as if the PFS Business had been operated on a stand-alone basis during the period from the Escrow Date to the Closing Date. The Seller will provide to the Buyer a statement of the Net Cash, and, if requested by the Buyer, KPMG will, within 10 days of the Closing, provide a report of their findings on the Seller's statement of Net Cash, based upon agreed procedures. In the unlikely event that the Net Cash is actually negative, the Buyer shall deliver the Seller the amount of such negative Net Cash. Any dispute as to the amount of Net Cash will be determined in a manner comparable to the procedure as to Closing Working Capital and Final Working Capital.

            (iv) Notwithstanding any provision contained herein to the contrary,
      (x) for the purposes of Section 1.06, the Closing Working Capital and the Final Working Capital shall be determined by reference to the current assets and current liabilities of the PFS Business measured as such assets and liabilities existed on the Escrow Date (not the Closing Date) and (y) for purposes of the asset transfer and liability assumption provisions of
      Section 1.02, all PFS Assets and PFS Liabilities determined by reference to Final Working Capital shall instead be determined by reference to such Final Working Capital (computed as if the Escrow Date were the Closing
      Date) as the same may have changed in the ordinary course of business from the Escrow Date to the Closing Date.

      If on the Escrow Date, all of the conditions to Closing set forth in
Article 9 (other than Section 9.01(a)) have not been satisfied, the parties shall use their reasonable best efforts to cause such conditions to be satisfied as promptly as possible so that the transactions contemplated by clause (a) above can be completed.

                                   ARTICLE 11

                                 MISCELLANEOUS

      SECTION 11.01. Hart-Scott-Rodino Act. As soon as practicable after the date hereof the Buyer and the Seller shall, in cooperation with each other, file any reports or notifications that may be required to be filed by them under the HSR Act in connection with the transactions contemplated by this Agreement, and shall use their respective best efforts to obtain early termination of all waiting periods under the HSR Act. All fees due from any party to the Department of Justice or the Federal Trade Commission in connection with the filing of those reports or notifications shall be borne by the Buyer.

      SECTION 11.02. Aberdeen Building Sublease. Prior to the Closing the Buyer and the Seller shall agree upon the terms of a sublease agreement pursuant to which the Seller shall sublease to the Buyer the space currently occupied by PFS in the Aberdeen Building at 14841 Dallas Parkway, Dallas, Texas. The initial term of the sublease shall be for one year after the Closing Date during which period the aggregate annual rent payable by the Buyer to the Seller shall be $500,000. The sublease shall further provide that the Buyer shall have the right, upon written notice given to Seller not later than 90 days prior to the end of the initial term, to extend the term of the sublease for one additional year (at Buyer's option), which extension term may apply (at Buyer's option) to all or any portion of the subleased premises. The rent during any such extension term shall be based on all the costs of the Aberdeen Building, including, without limitation, the rental and other payments to the landlord of the Aberdeen Building, and will be allocated to the sublet space based on the percentage of the total space occupied by all Seller-affiliated tenants of the Aberdeen Building (Pizza Hut, PepsiCo Restaurants International and PFS) which is sublet to the Buyer. The Seller has made available to the Buyer a copy of the Seller's lease of the Aberdeen Building. The Buyer understands that the Seller may assign and transfer all of its rights and obligations under the lease of the Aberdeen Building to Pizza Hut, Inc. or one of its other restaurant subsidiaries as part of the planned spin off of the Seller's restaurant operations. If the Seller transfers its leasehold interest in the Aberdeen Building to Pizza Hut, Inc. or one of its other restaurant subsidiaries, the sublease to the Buyer will be assigned by the Seller to Pizza Hut, Inc. or such other restaurant subsidiary, as the case may be, which will thereafter be responsible for all of the Seller's obligations under said sublease.

      SECTION 11.03. PepsiCo Data Center. The Buyer understands that a data center (the "Data Center") owned and operated by the Seller at Hillcrest Oaks, 6600 & 6606 LBJ Freeway, Dallas, Texas currently provides the mainframe computer services required by the PFS Business. Prior to the Closing the Buyer and the Seller will agree upon a services agreement where the Data Center will provide such mainframe computer services to the Buyer after the Closing. The term of such services agreement shall be one year and Buyer shall pay a total service fee to Seller of $l,000,000 paid in equal monthly installments. The specific services to be provided will be agreed upon by the Buyer and the Seller prior to the Closing. The Buyer understands that the Seller may transfer the Data Center to Pizza Hut, Inc. or one of its other restaurant subsidiaries as part of the planned spin off of the Seller's restaurant operations. If the Seller transfers the Data Center to a restaurant subsidiary, the Buyer agrees that the services agreement between the Data Center and the Buyer shall be assigned by the Seller to such restaurant subsidiary which shall thereafter be responsible for performing the computer services under the services agreement.

      SECTION 11.04. Survival of Representations and Warranties and Agreements. The representations and warranties and agreements made by the parties pursuant to this Agreement shall survive the Closing and continue for a period of two years from and after the Closing Date except that (i) the representations and warranties contained in Section 2.09 regarding tax matters shall survive until the expiration of the applicable statute of limitations, and (ii) the representations and warranties contained in Section 2.11 as to environmental matters shall survive for a period of four years from and after the Closing Date and thereafter in each case no claims (for indemnification or otherwise) may be brought with respect to such representations and warranties and agreements, except to the extent that the party making such claim shall have notified the other party of any such breach or failure to perform prior to the end of such two year period or such expiration of the statute of limitations, respectively. This Section 11.04 shall not limit any agreement of the parties herein which by its terms contemplates performance after two years from the Closing.

      SECTION 11.05. Indemnification.

      (a) The Seller agrees to indemnify, defend and hold the Buyer and its officers, directors, employees and subsidiaries and other affiliates entirely harmless, on an after-tax basis and net of any insurance proceeds, against and from any claim, demand, cause of action, judgment, loss, liability, cost or other expense whatsoever, including, without limitation, reasonable attorneys' fees (each such claim, demand, cause of action, judgment, loss, liability, cost or other expense is referred to herein individually as a "Loss" and collectively as "Losses"), which any of them may suffer, sustain, incur or otherwise become subject to (i) as a result of any breach of any representation, warranty or agreement made either (x) by the Seller pursuant to this Agreement or (y) by PCL pursuant to the Canadian Sale Agreement; provided, however, that Buyer shall not be entitled to indemnification for Losses pursuant to this Section 11.05(a) arising out of any breach of any representation or warranty contained in Article 2 or 6 hereof or Article 2 of the Canadian Sales Agreement unless and until the aggregate of all such Losses exceeds $3,000,000, whereupon the Buyer shall be entitled to indemnification pursuant to this Section 11.05(a) arising out of any breach of any representation or warranty contained in Articles 2 and 6 of this Agreement and Article 2 of the Canadian Sale Agreement only to the extent such Losses exceed $3,000,000 or (ii) resulting from or arising out of any liability or obligation not expressly assumed by Buyer pursuant to this Agreement or the Canadian Sale Agreement. Notwithstanding the foregoing, the provision of the preceding sentence setting forth the $3,000,000 amount before indemnification claims may be made shall not apply to the obligations of either party to make a payment after the Closing to the other as an adjustment to the Purchase Price as described in Section 1.07 hereof.

      (b) The Buyer agrees to indemnify, defend and hold the Seller and its officers, directors, employees and subsidiaries and other affiliates (including, without limitation, PCL) entirely harmless, on an after-tax basis and net of any insurance proceeds, against and from any claim, demand, cause of action, judgment, loss, liability, cost or other expense, including, without limitation, reasonable attorneys' fees, which any of them may suffer, sustain, incur or otherwise become subject to as a result of (i) any breach of any representation, warranty or agreement made by the Buyer pursuant to this Agreement or the Canadian Sale Agreement, or (ii) the operation of the PFS Business or the PFS Canadian Business by the Buyer after the Closing Date.

      (c) With respect to any claims or demands by third parties, whenever the party to be indemnified (the "Indemnified Party") shall have notice that such a claim or demand has been asserted or threatened which, if true, would constitute a basis for indemnification hereunder, the Indemnified Party shall notify the indemnifying party (the "Indemnifying Party") of such claim or demand and of the facts within the knowledge of the Indemnified Party which relate thereto. The Indemnifying Party shall then have the right to contest, negotiate or settle any such claim or demand through counsel of its own selection, reasonably satisfactory to the Indemnified Party, and solely at the cost, risk and expense of the Indemnifying Party; provided, however, that the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), settle, compromise or offer to settle or compromise any such claim or demand on a basis which would or could reasonably be expected to result in the imposition of a consent order, injunction or decree which would or could reasonably be expected to restrict the future activity or conduct of the Indemnified Party. The Indemnified Party may, if it so elects and entirely within its discretion, defend any such claim or demand in the event the Indemnifying Party fails to give notice of its intention to contest or settle any such claim or demand, in which event the Indemnifying Party shall be required to indemnify the Indemnified Party for any and all Losses related to such claim or demand to the extent the Indemnified Party is entitled to be indemnified pursuant to this Section 11.05.

      (d) The Indemnified Party shall make demand to the Indemnifying Party in writing for payment of any claim by the Indemnified Party (whether such claim is based upon payment of a third party claim or a claim of the Indemnified Party arising under this Agreement) under the provisions of this Section 11.05.

      (e) Any payments made pursuant to the provisions of this Section 11.05 shall be treated as an adjustment to the Purchase Price.

      SECTION 11.06. Bulk Sales. The Buyer hereby waives compliance by the Seller with any bulk-sales notice requirements of applicable law, and the Seller


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shall indemnify and hold the Buyer harmless from any tax or other liability which shall be incurred by the Buyer for the failure to comply with such requirements.

      SECTION 11.07. Expenses. Unless otherwise expressly provided herein, each of the parties hereto shall bear the expenses incurred by that party incident to this Agreement and the transactions contemplated hereby, including, without limitation, all fees and disbursements of counsel and accountants retained by such party, whether or not the transactions contemplated hereby shall be consummated.

      SECTION 11.08. Further Assurances. The Seller and the Buyer each agree that subsequent to the Closing, at the request of the other party, it will execute and deliver to the other party such further instruments, documents, conveyances or assurances and take such other action as may be necessary or otherwise reasonably requested by Buyer to carry out the transactions contemplated by this Agreement.

      SECTION 11.09. Entire Agreement. This Agreement, together with the Canadian Sale Agreement and the Exhibits attached hereto, contains the entire understanding of the parties hereto with respect to the transactions contemplated hereby and may be amended, modified, supplemented or altered only by a writing duly executed by all of the parties hereto, and any prior agreements or understandings, whether oral or written, are entirely superseded hereby. All Exhibits attached hereto are hereby incorporated by reference herein and made a part hereof as if fully set forth herein.

      SECTION 11.10. Assignment; Binding Effect. This Agreement shall be binding upon all of the parties hereto and upon all of their respective successors and permitted assigns. This Agreement shall not, however, be assignable or transferable, in whole or in part, by either the Buyer or the Seller except upon the express prior written consent of the other party provided that the Buyer may assign this Agreement to any Subsidiary, of the Buyer, provided, further, that no such assignment shall relieve the Buyer from any of its obligations under this Agreement. Any attempt to assign or otherwise transfer this Agreement or any rights or obligations hereunder in violation of the foregoing shall be void. Nothing contained in this Agreement is intended to confer upon any person, other than the parties hereto and their respective successors and permitted assigns, any rights, remedies or obligations under, or by reason of, this Agreement.

      SECTION 11.11. Modification, Waiver and Extensions. The Buyer and the Seller may, by written instrument, extend the time for the performance of any of the obligations or other acts of the other, waive any inaccuracies of the other in the representations and warranties contained herein or in any document delivered pursuant to this Agreement, waive compliance with any of the covenants of the other contained in this Agreement, and waive the other's performance of any of the obligations set out in this Agreement. No modification, waiver or extension of


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

any of the provisions of this Agreement and no consent by the Buyer or the Seller to any departure therefrom by the other shall be effective unless such modification, waiver or extension shall be in writing and signed by the party or parties to be bound, and the same shall then be effective only for the period and on the conditions and for the specific instances and purposes specified in such writing.

      SECTION 11.12. Notices. All notices, demands, consents or other communications required or permitted hereunder shall be in writing and shall be personally delivered or sent by overnight air courier, addressed as follows: if to the Seller to: PepsiCo, Inc., 700 Anderson Hill Road, Purchase, New York 10577 Attn: Chief Financial Officer, with a copy to the General Counsel; and if to the Buyer to: Nebco Evans Holding Company, c/o Holberg Industries, Inc., 545 Steamboat Road, Greenwich, Connecticut 06830, Attn: A. Petter Ostberg, with a copy to Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, Attn: Adam O. Emmerich; or to such other addresses as may hereafter be furnished in writing to the other party in the manner described above. Any notice, demand, consent or communication given hereunder in the manner described above shall be deemed to have been effected and received as of the date hand delivered or as of the date received if sent by overnight air courier.

      SECTION 11.13. Choice of Law.

      THIS AGREEMENT, AND ALL INSTRUMENTS DELIVERED PURSUANT HERETO OR INCORPORATED HEREIN, UNLESS OTHERWISE EXPRESSLY PROVIDED THEREIN, SHALL IN ALL RESPECTS BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

      SECTION 11.14. Captions. The captions of the various articles and sections of this Agreement have been inserted for the purpose of convenience of reference only, and such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

      SECTION 11.15. Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same agreement.

      SECTION 11.16. Severability. If any provision or provisions of this Agreement, or any portion of any provision hereof, shall be deemed invalid or unenforceable pursuant to a final determination of any court of competent jurisdiction, such determination or action shall be construed so as not to affect the validity or enforceability of any other provisions of this Agreement.

      SECTION 11.17. Non-Solicitation. Without the prior written consent of the Buyer, the Seller agrees that, for a period of 12 months from the date of this Agreement, neither the Seller nor its Representatives (as defined in the Confidentiality Agreement referred to in Section 4.01) will actively and directly solicit any officer, manager or key employee of the Buyer to become employed by the Seller or any of its affiliates, except that the Seller shall not be precluded from hiring any such officer, manager or key employee who (i) initiates discussions regarding such employment without any solicitation by the Seller, (ii) responds to any advertisement placed by the Seller, or (iii) has been terminated by the Buyer.

      SECTION 11.18. Third Party Beneficiaries. This Agreement is solely for the benefit of the parties to this Agreement and, except for the agreements set forth in Article 6, nothing in this Agreement should be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right.

      SECTION 11.19. Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

      (a) Mutual Consent. By mutual consent of the parties hereto;

      (b) Failure of Conditions. By the Buyer, on the one hand, or the Seller, on the other hand, if the transactions contemplated hereby are not consummated on or before July 14, 1997, and by the Seller at any time after June 5, 1997 if the matters contemplated by Article 10(a)(i) and (ii) have not occurred by the Escrow Date; provided that in each case each party shall have the right to terminate under this clause only if the failure to consummate such transactions on or before such date did not result from the breach of any representation, warranty or agreement herein of the party seeking such termination (including without limitation the failure of such party to satisfy any condition to the other party's obligation to close hereunder).

Termination shall be effected by the giving of written notice to that effect by one party to the other. If this Agreement is validly terminated and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and of no further force and effect and no party shall be obligated to the other hereunder except as provided in the next sentence. Notwithstanding the foregoing or anything to the contrary in this Agreement, termination shall not effect the rights and remedies available to one or more of the parties as a result of the breach or default by another party or parties hereunder.

      SECTION 11.20. Accounts Receivable. After the Closing, the Buyer shall have the right to collect, for the account of the Buyer, all receivables, claims and


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

other assets to be transferred to the Buyer as provided herein and to endorse in the name of the Seller any checks received on the account thereof. The Seller will promptly transfer and deliver to the Buyer, as received from time to time after the Closing, any cash or other property that the Seller may receive in respect of such receivables, claims or other assets which are the property of the Buyer.

      SECTION 11.21. Sales Tax. The Seller agrees that it shall not seek after the Closing to recover from the Buyer or any customer of the PFS Business any sales, use, syrup or similar tax, levy, impost or similar charge due, but not previously charged to and collected from customers of the PFS Business whether arising as a results of audits or assessments from any governmental or quasi-governmental taxing authority or otherwise.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                                  PepsiCo, Inc.


                                  By: /s/
                                      -------------------------------

                                  Nebco Evans Holding Company


                                  By: /s/
                                      -------------------------------


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